Exhibit 10.1

Execution Version

DEED OF GUARANTEE

by

CHINA HOUSING AND LAND DEVELOPMENT, INC.

Dated November 5, 2008

Xi ‘an Baqiao Project

THIS DEED OF GUARANTEE (the “DEED”) is dated November 5, 2008 and is made BY:

(1)	CHINA HOUSING AND LAND DEVELOPMENT, INC., a corporation established under the laws of the State of Nevada, the United States of America, with its registered address at 1000 E William ST., Suite 204 Carson City, NV 89701-3108, the United States of America (the “Guarantor”).

IN FAVOUR OF:

(2)	SUCCESS HILL INVESTMENTS LIMITED, a company incorporated under the laws of the Hong Kong Special Administrative Region (“Hong Kong”), with its registered address at Flat/RM 1508, 15/F, Hing Yip Commercial Centre, 272-284 Des Voeux Road Central, Hong Kong (the “HK SPV”); and

(3)	Prax Capital Real Estate Holding Limited, a company established under the laws of Hong Kong, with its registered address at Flat/RM 1508, 15/F, Hing Yip Commercial Centre, 272-284 Des Voeux Road Central, Hong Kong (“Prax”, together with the HK SPV, the “Beneficiaries”, and each a “Beneficiary”).

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed, except where the context otherwise requires:

        “Affiliate” shall have the meaning attributed to such term in the Shareholders Agreement.

“Aggregate Development Cost” means any and all costs and expenses incurred to cause the Project to be Completed including all Construction Costs and any other costs and expenses incurred or otherwise payable by or on behalf of the Project Company in connection with (i) the due diligence for, and the bidding and acquisition of, the Target Land, (ii)the design and engineering of the Project, (iii) any and all permits, licenses, authorizations and other governmental approvals obtained by or on behalf of the Company in connection with the acquisition of the Target Land and the development and construction of the Target Land, (iv) the construction of the project on the Target Land and any related on-site and off-site improvements and infrastructure (including all amounts payable to the general contractor, subcontractors, suppliers and other persons providing work, services, material of equipment for the Project), and (v) interest on any of the amounts described in this definition payable under the Onshore Financing or other financing obtained by the Project Company for the development and construction of the Project.

“CHL SPV” means Assets Management Limited, a company established or to be established under the laws of the British Virgin Islands.

“Class A Shareholders” shall have the meaning ascribed to it in the Shareholders Agreement.

“Class B Shareholders” shall have the meaning ascribed to it in the Shareholders Agreement.

“Construction Cost” means the aggregate of (i) any amount incurred or paid to any contractor or sub-contractor in respect of site preparation, foundation, substructure, finishings, infrastructure and other miscellaneous works of the Project, or to any supplier for or in respect of work done, or materials or goods supplied, in connection with the construction of the Project and in connection with making the Project fit for occupation and (ii) any other amounts (including professional fees and other expenses in connection with the Project) which, in the opinion of the Beneficiaries, need to be incurred by the Project Company in order to finally Complete the construction of the Project and cause the Project to receive a duly issued and approved Project Completion Filing Form from the applicable PRC government authorities.

“Discharge Event” means the completion of the Class B Shareholders’ purchase of Class A Shares pursuant to Section 6.1 of the Shareholders Agreement (as evidenced by the Class A Shareholders’ receipt in full of the Exit Price).

“Exit Price” shall have the meaning ascribed to it in the Shareholders Agreement.

“Final Plans and Specifications” means those final plans and specifications for the construction and development of the Project, in the form approved by applicable PRC governmental authorities and approved in writing by Prax.

“Framework Agreement” means that certain Framework Agreement entered into by and among the Guarantor, New Land and Prax on the even date hereof.

“Guaranteed Obligations” shall have the meaning ascribed to it in Clause 2.1 of this Deed.

“New Land Share Purchase” shall have the meaning ascribed to it in the Shareholders Agreement.

“Obligors” means, collectively, New Land (and any third party succeeding to New Land’s interest in the Project Company) and the CHL SPV (and any Class B Shareholders succeeding to CHL SPV’s interest in the HK SPV); and “Obligor” shall mean one of the Obligors.

“Project” means the real estate development project, predominantly including residential buildings but also including a commercial area component, that the Project Company will own, develop, construct, manage and operate on the Target Land.

“Put Option” shall have the meaning ascribed to it in the Shareholders Agreement.

1.2	Construction

(a)	Initially capitalised terms in this Deed have, unless expressly defined otherwise in this Deed, the same meaning attributed to such terms in the Framework Agreement.

(b)	For the purposes of this Deed, the construction works of the Project shall be deemed to have been “Completed” upon, and the terms “Complete” and “Completion” shall mean, (i) the issuance of a Project Completion Filing Form (Chinese characters) with respect to all of the units for the Project duly completed and approved by all relevant government authorities in PRC, (ii)the production of satisfactory evidence to Prax confirming that the Construction Costs have been fully settled, and (iii) the issuance of written confirmation from Prax that the Project’s improvements conform to the Final Plans and Specifications.

(c)	A “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality), or two (2) or more of the foregoing.

(d)	The terms “include” and “including” shall be construed as if followed by the phrase “without limitation”.

2.	GUARANTEE

2.1	Guaranteed Obligations

The Guarantor hereby irrevocably and unconditionally covenants and undertakes to cause the parties named in this Clause 2.1 to fully and timely perform the following obligations (collectively, the “Guaranteed Obligations”):

(a)	the Project Company shall develop, construct and sell (including effecting pre-sales), or cause to be developed, constructed and sold, the Project and its residential units in accordance with the relevant milestones and time periods set forth in the Approved Budget and Business Plan;

(b)	New Land shall fund or otherwise provide the Funded Pre-Construction Costs to the Project Company in accordance with the Framework Agreement, the Approved Budget and Business Plan and the Joint Venture Agreement;

(c)	the Project Company shall cause the Project to be Completed for an Aggregate Development Cost that does not exceed the equivalent amount or amounts specified in the Approved Budget and Business Plan (as adjusted or otherwise amended by the respective board of directors of the HK SPV and the Project Company pursuant to the Shareholders’ Agreement and/or the Joint Venture Agreement, as applicable, the “Budgeted Development Costs”);

(d)	if the Class A Shareholders exercise the Put Option under the Shareholders Agreement, CHL SPV (or any Class B Shareholders succeeding to CHL SPV’s interest in the HK SPV) shall timely purchase, or cause another affiliate of the Guarantor to purchase, from the Class A Shareholders all of the Class A Shares for the Exit Price, pay the Exit Price and timely perform its other covenants and obligations under the Shareholders Agreement in connection with such purchase;

(e)	the Project Company shall, and the CHL SPV (or any Class B Shareholders succeeding to the CHL SPV’s interest in the HK SPV) shall cause the Project Company to, distribute the profits of the Project Company to the HK SPV strictly in accordance with the provisions of the Joint Venture Agreement and the Project Company Articles of Association;

(f)	The HK SPV shall, and the CHL SPV (or any Class B Shareholders succeeding to the CHL SPV’s interest in the HK SPV) shall cause the HK SPV to, distribute the profits of the HK SPV to the Class A Shareholders strictly in accordance with the provisions of the Shareholders Agreement; and

(g)	the CHL SPV (or any Class B Shareholders succeeding to the CHL SPV’s interest in the HK SPV) shall cause the officers and directors of the HK SPV and the Project Company appointed by, or appointed in the direction of, the CHL SPV (or any Class B Shareholders succeeding to the CHL SPV’s interest in the HK SPV) to take such actions and execution such documents and instruments to effect the distributions referred to in sub-sections (e) and (f) above.

2.2	Remedies

(a)	The Guarantor acknowledges that if the Guaranteed Obligations are not fully performed as provided in Clause 2.1 by the Obligors, then the Guarantor personally shall perform the Guaranteed Obligations, or cause the Guaranteed Obligations to be performed. If the Guarantor fails to timely and fully perform its obligations under this Deed within the time period designated by any Beneficiary in its sole discretion after such Beneficiary delivers a written notice to the Guarantor, then the following shall apply:

(i)	Any Beneficiary shall be at liberty to apply to an arbitration panel in accordance with Clause 20.1 below for a mandatory order declaring the Guarantor to be liable as aforesaid and ordering it to specifically perform its contractual obligations hereunder.

(ii)	If the Aggregate Development Costs exceed the Budgeted Development Costs, such excess shall be paid by the Guarantor or its subsidiaries to the HK SPV or the Project Company (at the direction of Prax in its sole discretion) upon demand by any Beneficiary.

(iii)	If by reason of the Guarantor’s failure, neglect or refusal to perform, or cause to be performed, the Guaranteed Obligations and its other obligations under this Deed, any Beneficiary elects to incur expenses whether by making payment to the Project Company, the HK SPV or to any other parties to ensure Completion of the Project following a breach by the Guarantor of its obligations hereunder, such expenses shall forthwith be recoverable from the Guarantor as damages.

(iv)	The Beneficiaries shall be at liberty to claim damages from the Guarantor either by way of primary remedy (without seeking a mandatory order as aforesaid) or (in case any Beneficiary does seek a mandatory order as aforesaid but the courts shall decline to make such order) as an alternative to a mandatory order.

3.	REINSTATEMENT

3.1	Reinstatement

If any payment by any Obligor is avoided or reduced (the “Reduced Amount”) for any reason including, without limitation, as a result of insolvency, bankruptcy, breach of fiduciary or statutory duties or any similar event with respect to any person:

(a)	the liability of the Guarantor shall continue and/or be reinstated, as applicable, as if the payment, discharge, avoidance or reduction of the Reduced Amount had not occurred; and

(b)	the Beneficiaries shall be entitled to recover the value or amount of that payment from the applicable Obligor and the Guarantor, if the payment is a payment the Guarantor is required to tender hereunder, as if the payment, discharge, avoidance or reduction of the Reduced Amount had not occurred.

4.	NATURE OF GUARANTEE AND WAIVER OF DEFENCES

4.1	Continuing Guarantee

This Deed shall be, and will at all time hereafter, be a continuing guarantee. It shall not be revoked by the Guarantor and, subject to the provisions of Clauses 3.2 and 3.3 above, shall remain effective until a Discharge Event has occurred, as reasonably determined by the Beneficiaries. The fact that at any time or from time to time the obligations under this Deed may be increased or reduced shall not release or discharge the obligations of the Guarantor hereunder to the Beneficiaries.

4.2	Additional Security

The obligations of the Guarantor hereunder are in addition to, and are independent of and shall not be in any way prejudiced by, any other indemnity, guarantee or security now or subsequently held by any Beneficiaries in respect of the transactions contemplated under the Framework Agreement and the other Transaction Documents.

4.3	Protective Provisions

This Deed is an independent, irrevocable, absolute and continuing guarantee against non-payment and non-performance and not a guaranty of collection. Neither the liability of the Guarantor nor the validity or enforce ability of this Deed shall be prejudiced, affected or discharged by, and the Guarantor hereby irrevocably waives any defences it may now or hereafter have in any way relating to, any of the following:

(a)	the granting of any time, indulgence, concession, compromise, waiver or consent whatsoever at any time given to any Obligor or any other person;

(b)	any amendment, modification or variation of any Transaction Document or any other agreement;

(c)	any change in the time, manner or place of payment of, or in any other term of, the Transaction Document or any other amendment or waiver of or consent to any departure from any Transaction Document (other than this Deed);

(d)	the illegality, invalidity or unenforceability of any obligation or liability of any Obligor or any other person;

(e)	the invalidity or irregularity in the execution of any Transaction Document or any other agreement;

(f)	any lack of or deficiency in the powers of any Obligor or any other person to enter into or perform any of its obligations or liabilities under any Transaction Document or any other agreement or any irregularity in the exercise thereof or any lack of or deficiency in authority by any person purporting to act on behalf of any Obligor or any other person;

(g)	the insolvency, liquidation, incapacity, disability, limitation, change of constitution or status, death, or bankruptcy of any Obligor or any other person;

(h)	any other Transaction Document, indemnity, guarantee or other security or right or remedy being or becoming held by or available to the Beneficiaries, or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired, or by the Beneficiaries at any time exercising or failing to exercise, releasing, refraining from enforcing, varying or in any other way dealing with any of the same, or any power, right, remedy or security the Beneficiaries may now or hereafter have from or against any Obligor or any other person;

(i)	any release, waiver, exercise, omission to exercise or renewal of any rights against any Obligor or any other person or any compromise, arrangement or settlement with any of the same;

(j)	any change, restructuring or termination of the company or corporate structure or existence of any Obligor or any other person;

(k)	any defence based on applicable statutes of limitations, or any existence or reliance on any representation by the Beneficiaries, or any other circumstance that might otherwise constitute a defence available to, or a discharge of any Obligor or any other person;

(1)	any failure of the Beneficiaries to disclose to the Guarantor or any other person any information relating to the financial condition, operations, properties or prospects of any Obligor or any person now or in the future known to the Beneficiaries (the Guarantor waiving any duty on the part of any Beneficiary to disclose such information); and/or

(m)	any act, omission, matter, circumstance or event which would or may, but for the provisions of this Clause 4.3, operate to impair, prejudice, discharge or otherwise affect this Deed or the obligations or liabilities of the Guarantor hereunder.

4.4	Additional Waivers of Defences

(a)	The Guarantor further waives for the benefit of the Beneficiaries:

(i)	any right to require the Beneficiaries to proceed against any Obligor or to pursue any other remedy in its powers;

(ii)	any defence based on any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(iii)	demands, presentments, protests and notices of any kind (except for notices expressly required to be given under this Deed), including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of new or additional indebtedness or of any action or non-action on the part of any Obligor under the Transaction Documents or any other instrument, or any other person whosoever, in connection with any obligation or evidence of indebtedness held by the Beneficiaries under the Transaction Documents;

(iv)	any right of subrogation and any right to enforce any remedy which any Beneficiary now has or may hereafter have against any Obligor and any benefit of, and any right to participate in, any security now or hereafter held by the Beneficiaries; provided, however, the Guarantor’s right of subrogation against the Obligors shall be re-instated after the Guaranteed Obligations have been fully performed and the Guarantor’s obligations under this Deed have been fully performed; and

(v)	to the fullest extent permitted by applicable Laws, any defences or benefits that may be derived from or afforded by any principles or provisions of law, statutory or otherwise, which limit the liability of or exonerate indemnifiers, guarantors or sureties, or which may conflict with the terms of this Deed.

(b)	The Guarantor, by execution hereof, represents to the Beneficiaries that the relationship between the Guarantor and each Obligor is such that the Guarantor has access to all relevant facts and information concerning the Project and each Obligor, and that the Beneficiaries can rely upon the Guarantor having such access. The Guarantor hereby waives and agrees not to assert any duty on the part of the Beneficiaries to disclose to the Guarantor any facts that it may now or hereafter know about the Project or each Obligor, regardless of whether the Beneficiaries have reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume, or have reason to believe that such facts are unknown to the Guarantor, or have a reasonable opportunity to communicate such facts to the Guarantor. The Guarantor is fully responsible for being and keeping informed of the financial condition of the Obligors and all circumstances bearing on the risk of delay of construction and development of the Project. The Guarantor further acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Documents and that the waivers set forth in this clause and in any other provision of this Deed are knowingly made in contemplation of such benefits.

(c)	This Deed (or any provision hereof) may be enforced, and any demand hereunder may be made, without the Beneficiaries first having recourse to any other security or rights, or taking any other steps or proceedings against any Obligor. Further, this Deed may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities secured hereby. In connection therewith and in furtherance thereof, the Guarantor hereby expressly waives any right it may have to first require the Beneficiaries to proceed against or enforce any other rights or claim payment from any person before claiming from the Guarantor under this Deed.

5.	REPRESENTATIONS AND WARRANTIES

The Guarantor hereby makes the representations and warranties set out in this Clause to each Beneficiary as of the date of this Deed.

5.1	Status

The Guarantor is a corporation, duly incorporated and validly existing under the laws of the State of Nevada, the United States of America and has the power to own its assets and carry on its business as it is being conducted. CHL SPV is a wholly-owned subsidiary of CHL.

5.2	Powers and Authority

The Guarantor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, and the performance and delivery of, this Deed and the transactions contemplated by this Deed.

5.3	Legal Validity

(a)	This Deed is legally binding, valid and enforceable against the Guarantor in accordance with its terms.

(b)	This Deed is in the proper form for its enforcement in the jurisdiction of the Guarantor’s incorporation and the jurisdictions where the Guarantor has material assets.

5.4	Non-conflict

The Guarantor’s execution and delivery of this Deed, and its performance of the transactions and obligations specified in this Deed, do not and will not conflict with:

(a)	any of the Laws applicable to the Guarantor;

(b)	the Guarantor’s constitutional documents; or

(c)	any document which is binding upon the Guarantor or any of its assets.

5.5	No Default

(a)	No default is outstanding or will result from the Guarantor’s entry into of, or the Guarantor’s performance of any transaction contemplated by, this Deed.

(b)	No other event or circumstance is outstanding which constitutes a default, or with the giving of written notice and for the passage of time would constitute a default, of the Guarantor under any document which is binding on the Guarantor or any of its assets.

5.6	Authorisations

All authorisations required by the Guarantor in connection with the entry into, validity and enforce ability of this Deed, and the Guarantor’s performance of the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

5.7	Litigation

No litigation, arbitration or administrative proceedings are current or, to the Guarantor’s knowledge, pending or threatened, which either question the legality, validity or propriety of this Deed, or could materially affect the Guarantor’s ability to carry out its obligations hereunder.

5.8	Ranking

The Guarantor’s payment obligations under this Deed rank at least part passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Laws applying to companies generally.

5.9	Immunity

(a)	The Guarantor’s execution and delivery of this Deed constitutes, and the Guarantor’s performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	The Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.

5.10	Validity and Admissibility in Evidence

All authorisations required or desirable:

(a)	to enable the Guarantor lawfully to enter into and comply with its obligations in this Deed;

(b)	to make this Deed admissible in evidence in the Guarantor’s jurisdiction of incorporation and the jurisdictions where the Guarantor has material assets; and

(c)	for the Guarantor to carry on its business as currently carried on, have been obtained or effected by the Guarantor and are in full force and effect.

5.11	Guarantor’s Financial Conditions

As of the date hereof, and after giving effect to this Deed and the contingent obligation evidenced hereby, the Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities

5.12	Survival

The representations and warranties of the Guarantor made in this Deed are continuing representations and warranties and shall survive the execution of this Deed.

5.13	Acknowledgement of Reliance

The Guarantor acknowledges that the Beneficiaries and their Affiliates are entering into this Deed and the other Transaction Documents to which they are parties in reliance upon the representations and warranties contained in this Clause 5.

6.	UNDERTAKINGS

6.1	Affirmative Undertakings

The Guarantor undertakes and agrees with each Beneficiary throughout the continuance of this Deed that it shall undertake and perform each of the following:

(a)	the Guarantor shall supply to Prax:

(A)	its audited financial statements for each of its financial years within one hundred twenty (120) days after the end of the relevant financial year; and

(B)	its unaudited financial statements for the first half-year of each of its financial years within sixty (60) days after the end of the relevant financial period;

(b)	the Guarantor shall make all payments and perform all of its obligations under this Deed in accordance with the terms of this Deed;

(C)	the Guarantor shall preserve and keep in full force and effect its existence as a corporation incorporated under the Laws of the State of Nevada, United States of America or of any other State of the United States of America, and all material franchises, rights and privileges under the Laws of the jurisdiction of its formation, and all material qualifications, licenses and permits applicable to the ownership, administration and management of its assets;

(d)	at all times, the Guarantor shall comply with all restrictions and limitations in its organizational documents;

(e)	the Guarantor shall obtain and maintain in full force and effect all authorisations from time to time required from any governmental or other authorities or from any of its shareholders or creditors for or in connection with the execution, validity and performance of this Deed, and take immediate steps to obtain and thereafter maintain in full force and effect any other authorisations which may become necessary or advisable for any of the foregoing purposes and comply with all conditions attached to all authorisations obtained;

(f)	the Guarantor shall remain a publicly listed company on the National Association of Securities Dealers Automated Quotation System (NASDAQ) stock exchange or such other national stock exchange of the United States of America acceptable to the Beneficiaries; and

(g)	the Guarantor’s obligations under this Deed at all times shall rank at least part passu with all of its unsecured and unsubordinated obligations, except for obligations mandatorily preferred by Laws applying to companies generally.

6.2	Negative Undertakings

The Guarantor hereby covenants and undertakes with the Beneficiaries that, at any time prior to the occurrence of the Discharge Events:

(a)	the CHL SPV shall remain a wholly (i.e. 100%) owned direct subsidiary of the Guarantor;

(b)	upon the proposed occurrence of (i) any sale, transfer, assignment or other disposition of all or substantially all of the assets of CHL or (ii) any merger, reorganization or consolidation of CHL (each of such event or transaction, the “Proposed Transaction”), CHL shall, immediately after the board of directors and shareholders’ meeting (or similar organ with the authority to approve such transaction) approve such Proposed Transaction, notify Prax of the details of the Proposed Transaction in the form and substance reasonably acceptable to Prax for Prax’s review; provided that the Proposed Transaction does not have materially adverse affect on the Beneficiaries’ interests and rights under the Transaction Documents and any transferee, assignee or successor in the Proposed Transaction have provided Prax with written undertakings reasonably acceptable to Prax that it shall continue to perform, and cause its Affiliates to continue to perform, this Deed and the relevant Transaction Documents, Prax shall not unreasonably exercise its rights to revoke or object to the Proposed Transaction and, if Prax does not serve any notice of revocation of or objection to the Proposed Transaction within ten (10) Business Days following its receipt of CHL’s notification, Prax shall be deemed as waiving its right to revoke or object to the Proposed Transaction;

(c)	the Guarantor shall not, and shall not consent to, the filing of any bankruptcy, insolvency, insolvent corporate reorganization, insolvent company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee, supervisor, inspector or receiver, or similar debtor relief by any Obligor; and

(d)	the Guarantor shall not, and shall not consent to, authorize or permit any person to mortgage, pledge, assign for security purposes, sell, convey, assign or transfer any direct or indirect ownership in any Obligor.

7.	PERSONAL LIABILITY

(a)	The obligations, responsibility and liability on the part of the Guarantor herein shall be personal to the Guarantor, and shall not be affected, diminished or prejudiced by the release, discharge, surrender, variation, substitution or dissipation of all or any portion of this Deed.

(b)	A separate action or actions may be brought and prosecuted against the Guarantor, whether or not any action is brought against any Obligor or any other person, or whether or not any Obligor or any other person is joined in such actions or actions.

8.	POWER OF ATTORNEY

The Guarantor hereby irrevocably appoints Prax (with full power of substitution) to be its attorney in its name and on its behalf to, upon the Guarantor’s failure to timely and fully perform its obligations under this Deed (after the expiration of the cure period designated by the a Beneficiary pursuant to Clause 2.2(a) above), execute, sign, do and perform all assurances, deeds, instruments, acts and things whatsoever which, in the reasonable opinion of Prax, are necessary or expedient for the Guarantor to execute, sign, do or perform for the purpose of carrying out any of the undertakings, covenants and obligations declared or imposed by this Deed upon the Guarantor or for giving to Prax on behalf of the Guarantor the full benefit of any of the provisions hereof, and generally to use the Guarantor’s name in the exercise of all or any of the rights, remedies and powers conferred on the Guarantor including in particular, but without prejudice to the generality of the foregoing, the right of recovery of any sums at any time and from time to time due and payable, under or pursuant to this Deed. The Guarantor covenants that it will ratify and confirm all that the attorney appointed pursuant to this Clause shall lawfully do or cause to be done by virtue of these presents.

9.	CLAIMS BY THE GUARANTOR

The Guarantor represents to and undertakes with the Beneficiaries that it has not taken and will not take any security in respect of its liability under this Deed from any Obligor. So long as no Discharge Event has occurred, the Guarantor shall not exercise any right of subrogation, contribution (including any right to seek contribution) or any other rights of a surety, or enforce any security or other right or claim, against any Obligor (whether in respect of its liability under this Deed or otherwise). In addition, until such time as a Discharge Event has occurred, the Guarantor shall not assert a claim in the insolvency or liquidation of Obligor in competition with the Beneficiaries.

10.	TAXES AND OTHER DEDUCTIONS

All sums payable by the Guarantor under this Deed shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Guarantor or any other person is required by any Law to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Beneficiaries, the Guarantor shall, together with such payment, pay such additional amount as will ensure that the Beneficiaries receive (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Guarantor shall promptly forward to the Beneficiaries copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

11.	FEES, COSTS, EXPENSES AND INTEREST

11.1	Costs, Charges and Expenses

The Guarantor shall from time to time forthwith on demand pay to or reimburse each Beneficiary for:

(a)	all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by the Beneficiaries in connection with the execution and registration of this Deed, the preparation, execution and registration any other documents required in connection herewith and/or any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed or in releasing or reassigning this Deed; and

(b)	all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by the Beneficiaries in exercising any of its powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against the Beneficiaries in respect of this Deed.

11.2	Interest

The Guarantor shall, with respect to all monies payable under this Deed, pay interest (on a joint and several basis), accruing from the due date of such payment until the date of such payment (whether before or after any demand or judgment and notwithstanding the liquidation of the Guarantor or any Obligor) at a rate of ten percent (10%) per annum, compounded annually.

12.	INDEMNITY

12.1	General Indemnity

(a)	The Guarantor shall indemnify, defend and hold each Beneficiary harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the Beneficiaries’ first party losses, all third party claims against any of the Beneficiaries and any attorney’s fees, directly or indirectly incurred or accruing by reason of (i) any failure of any of the Obligors to fully and timely perform all of the Guaranteed Obligations, (ii) any failure of the Guarantor to fully and timely perform any of its obligations under this Deed, and (iii) any acts performed by the Beneficiaries pursuant to the provisions of this Deed (including without limitation Clause 8 hereof), except as a result of such Beneficiary’s fraud, gross negligence or wilful misconduct. All sums paid by the Guarantor pursuant to this Clause, and all other sums expended by the Beneficiaries to which they shall be entitled to be indemnified under or pursuant to this Deed, shall be payable by the Guarantor to each Beneficiary upon demand.

12.2	Currency Indemnity

(a)	If an amount due to any Beneficiaries from the Guarantor in one currency (the “first currency”) is received by the relevant Beneficiaries in another currency (the “second currency”), the Guarantor’s obligation to such Beneficiaries in respect of such amount shall only be discharged to the extent that such Beneficiaries may purchase the first currency with the second currency in accordance with normal banking procedure. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, the Guarantor shall, upon receiving written notice, indemnify such Beneficiary against the shortfall.

12.3	The Guarantor shall indemnify each Beneficiary as required under Clause 12.1 and 12.2 within five (5) Business Days of their receipt of a written demand from any Beneficiary for indemnity under this clause.

12.4	The indemnity obligation of the Guarantor under Clause 12.1 and 12.2 shall each be an obligation of the Guarantor independent of, and in addition to, its other obligations under this Deed and shall take effect notwithstanding any time or other concession granted to any Obligor or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or any similar proceeding) of any Obligor.

12.5	Force Majeure

(a)	Scope of Force Majeure. Force majeure events include, but are not limited to, acts of God, war, terrorism, civil commotion, riot, blockade or embargo, delays of carriers, fire, explosion, labor dispute, casualty, accident, earthquake, epidemic, flood, windstorm, or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees, or any other cause beyond the reasonable control of the Guarantor and each of the Obligors, whether or not foreseeable. Notwithstanding the foregoing, the Guarantor’s or any Obligor’s lack of funds, insolvency or difficulty in making any payment or performing any indemnification obligation under this Deed shall not constitute a force majeure event or entitle Guarantor to any relief under this Clause 12.5.

(b)	Notice. Should the Guarantor be prevented from performing the terms and conditions of this Deed due to the occurrence of any force majeure event, the Guarantor shall send notice to the Beneficiaries within seven (7) days from the date on which the Guarantor has knowledge, or should have knowledge of the occurrence of the force majeure event stipulating the occurrence thereof and stating in the notice that such event is an event of force majeure. The Guarantor’s failure to deliver such notice prior to the expiration of the above seven-day period shall constitute Guarantor’s affirmative and automatic waiver of any right to obtain relief under this Clause 12.5 or any similar defense or relief available under applicable law.

(c)	Performance. Any delay or failure in performance of this Deed caused by a force majeure event shall not constitute default by the Guarantor under this Deed. Upon the occurrence of a force majeure event where notice has been given by the Guarantor as required by Clause 12.5(b) above, the Guarantor shall be excused from the performance of the obligation only to the extent that such performance is prevented by the force majeure event; provided, however (i) the Guarantor shall take, at its sole cost and expense, those actions required by the Beneficiaries to mitigate losses arising from the force majeure event, (ii) upon the lapsing of the force majeure event, the Guarantor immediately shall resume the performance of those obligations affected by such force majeure event, and (iii) the Guarantor shall update the Beneficiaries in a regular and diligent manner regarding the current status of the force majeure event, the actions being taken by Guarantor to mitigate losses arising from such force majeure event and the ending or termination of the force majeure event.

13.	MISCELLANEOUS

13.1	Certificates and determinations

Any certification or determination by a Beneficiary of an amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

13.2	Time

Time is of the essence of the Guarantor’s obligations under this Deed.

13.3	Governing Language

This Deed is written in both English and Chinese languages. Both versions shall be equally valid and effective but, in the event of inconsistency between the two versions, the English version shall prevail.

14.	NOTICES

All notices or other communications under or in connection with this Deed shall be made in writing and given in the manner set out in Article IX of the Framework Agreement, except that (a) notices to the Guarantor shall be addressed using the contact information for CHL specified in the Framework Agreement and (b) notices to the Beneficiaries shall be addressed using the address for Prax specified in the Framework Agreement.

15.	SEVERABILITY

If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforce ability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforce ability in other jurisdictions of that or any other term of this Deed.

16.	AMENDMENTS AND WAIVERS

No amendment, modification or waiver of any provision of this Deed, shall in any event be effective unless and until the Guarantor and the Beneficiaries reach mutual agreement in writing.

17.	SET-OFF

A Beneficiary may set off any matured obligation owed to it by the Guarantor under this Deed against any obligation (whether or not matured) owed by that Beneficiary to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Beneficiary may convert either obligation at a market rate of exchange in its usual course of business for the purpose of effecting such set-off.

18.	CHANGES TO THE PARTIES

18.1	The Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Deed without the prior written consent of the Beneficiaries, which consent may be withheld in the sole and absolute discretion of the Beneficiaries.

18.2	The Beneficiaries

Any Beneficiary may assign or otherwise dispose of all or any of its rights under this Deed to any person or party Controlled by, under common Control with or Controlling such Beneficiary; provided, however, any assignment or disposition of the rights under this Deed by the HK SPV shall be subject to the prior written consent of Prax, which consent may be withheld in Prax’s sole and absolute discretion. Further, Prax may assign its rights under this Deed in whole or in part to any person or party acquiring some or all of the shares of Prax in the HK SPV.

19.	GOVERNING LAW

This Deed is governed by Hong Kong law, without taking into consideration conflict of laws provisions thereof.

20.	ENFORCEMENT

20.1	Jurisdiction

(a)	In the event of any dispute arising from or in connection with this Deed, the dispute shall be submitted to resolution by arbitration before China International Economic and Trade Arbitration Commission (“CIETAC”), Shanghai Sub-Commission in accordance with the CIETAC Arbitration Rules presently in force. There shall be a single arbitrator. If the Guarantor and the Beneficiaries do not agree to appoint an arbitrator who has consented to participate within twenty (20) days after the issuance of a notice of arbitration by any party, the relevant appointment shall be made by CIETAC Shanghai Sub-Commission.

(b)	Any proceedings shall take place in Shanghai and be conducted in Chinese. The arbitral award shall be final and binding upon all parties. If any party obtains an arbitration award against the other party in connection with a dispute arising from or in connection with this Deed, such party shall be entitled to cover its costs and reasonable attorney’s fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs, as determined by the arbitrator.

(c)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.

20.2	Waiver of immunity

The Guarantor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Beneficiary against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

IN WITNESS WHEREOF, the Guarantor has caused this Deed to be executed by its duly authorised signatories on the day and year first written above.

Guarantor

SEALED with the COMMON SEAL of
CHINA HOUSING AND
LAND DEVELOPMENT, INC.

and signed by:

/s/ Lu Pingji
(Lu Pingji)

in the presence of:

Accepted by

HK SPV

SEALED with the COMMON SEAL of
SUCCESS HILL
INVESTMENTS LIMITED

and signed by:

/s/ Yao, Jie-Ping
(Yao, Jie-Ping)

in the presence of:

PRAX

SEALED with the COMMON SEAL of
Prax Capital Real Estate
Holding Limited

and signed by:

/s/ Yao, Jie-Ping
(Yao, Jie-Ping)

in the presence of: